Exhibit 99.1
For Immediate Release
Contact:
Michael Muldowney
Chief Operating Officer and Chief Financial Officer
Nextera Enterprises, Inc
(617) 262-0055
NEXTERA ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
     Boston, MA — March 9, 2006 — Nextera Enterprises, Inc. (OTC: NXRA) today reported results for the fourth quarter ended December 31, 2005. In the 2005 fourth quarter, Nextera recorded a net loss of $0.4 million, or $0.01 per share, including a loss from continuing operations of $0.3 million, or $0.01 per share, and a loss from discontinued operations of $0.1 million, or $0.00 per share. In the 2004 fourth quarter, Nextera recorded a net loss of $0.4 million, or $0.01 per share. The 2004 fourth quarter included a loss from continuing operations of $0.9 million, or $0.03 per share, and income of $0.5 million, or $0.02 per share, from discontinued operations. The net loss and loss from continuing operations for the 2004 fourth quarter included a $0.5 million charge for expenses paid to third parties incurred in connection with the evaluation of a potential business acquisition which was terminated.
     For the full year 2005, Nextera recorded a net loss of $1.9 million or $0.07 per share, including a loss from continuing operations of $2.0 million, or $0.07 per share, and income from discontinued operations of $0.1 million, or $0.00 per share. For the full year 2004, Nextera recorded a net loss of $2.3 million or $0.08 per share, including a loss from continuing operations of $2.9 million, or $0.09 per share, and income from discontinued operations of $0.5 million, or $0.02 per share. The net loss and loss from continuing operations for the 2004 full year included a $0.5 million charge for expenses paid to third parties incurred in connection with the evaluation of a potential business acquisition which was terminated.
     Nextera has net operating loss carryforwards exceeding $53.0 million. A full valuation allowance is maintained on the Company’s deferred tax assets, which includes the loss carryforwards, due to the uncertainty of utilization of the future tax benefits.

699 Boylston Street
Boston, MA 02116
617.262.0055 617.262.7105 fax
www.nextera.com

     Separately, Nextera announced that W Lab Acquisition Corp. (W Lab), a wholly-owned subsidiary of Nextera, acquired substantially all of the assets and certain liabilities of Woodridge Labs, Inc., an independent developer and marketer of branded consumer products. The acquisition was financed using a combination of Nextera’s existing cash resources and a new $15.0 million senior secured credit facility. The acquisition and the credit facility closed on March 9, 2006.
     About Nextera Enterprises, Inc.
     Nextera Enterprises Inc. owns all of the stock of W Lab, which operates the business acquired from Woodridge Labs. More information can be found at www.nextera.com and www.woodridgelabs.com.

699 Boylston Street
Boston, MA 02116
617.262.0055 617.262.7105 fax
www.nextera.com

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(unaudited)		(unaudited)
Net revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—

Gross profit	—	—	—	—
Selling, general and administrative expenses	431	429	2,054	2,542
Special charges	—	—	—	—

Operating loss	(431)	(429)	(2,054)	(2,542)
Interest income, net	105	52	287	179
Other expenses	(9)	(511)	(188)	(511)

Loss from continuing operations before income taxes	(335)	(888)	(1,955)	(2,874)
Provision for income taxes	6	—	24	—

Loss from continuing operations	(341)	(888)	(1,979)	(2,874)
Income (loss) from discontinued operations	(53)	525	78	525

Net loss	$(394)	$(363)	$(1,901)	$(2,349)
Preferred stock dividends	(83)	(78)	(328)	(307)

Net loss applicable to common stockholders	$(477)	$(441)	$(2,229)	$(2,656)

Net loss per common share, basic and diluted from Continuing operations	$(0.01)	$(0.03)	$(0.07)	$(0.09)
Discontinued operations	$(0.00)	0.02	$0.00	0.02

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.07)	$(0.08)

Weighted average common shares outstanding, basic and diluted	33,870	33,870	33,870	33,870
Note: Due to rounding differences, the 2004 year to date net loss per common share does not equal the sum of the net loss per common share from continuing operations and the net income per common share from discontinued operations.
NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS	December 31, 2005	December 31, 2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$15,043	$16,713
Other current assets	128	474

Total current assets	15,171	17,187

Other assets	64	39

Total assets	$15,235	$17,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$748	$843
Other current liabilities	337	258

Total current liabilities	1,085	1,101

Other long-term liabilities	791	870

Total stockholders’ equity	13,359	15,255

Total liabilities and stockholders’ equity	$15,235	$17,226

699 Boylston Street
Boston, MA 02116
617.262.0055 617.262.7105 fax
www.nextera.com

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